Exhibit 23.4

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation by reference in the Registration Statement in this Form S-3 of Range Resources Corporation and in the related Prospectus (collectively the “Registration Statement”) of the use of the name Wright & Company, Inc. and the incorporation by reference from the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2013 of information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Experts” section of the Registration Statement.

WRIGHT & COMPANY, INC. TX Firm Registration No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright
President

Brentwood, Tennessee

May 21, 2014